Exhibit 21.1

List of Can B̅ Corp. Subsidiaries

Entity Name	State of Organization	ID Number
Duramed Inc.	Nevada	E0549052018-1
Duramed MI, LLC (formerly DuramedNJ LLC)	Nevada	E0250182019-7
Imbibe Wellness Solutions, LLC (formerly Radical Tactical LLC)	Nevada	E0221262019-2
Pure Health Products, LLC	New York	5031585
Pivt Labs, LLC (formerly NY Hemp Depot LLC)	Nevada	E0315972019-0
Green Grow Farms, Inc.	New York	5503424
Botanical Biotech LLC	Nevada	E12967242021-8
TN Botanicals LLC	Nevada	E16531022021-1
CO Botanicals LLC	Nevada	E16529372021-0